Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer 952-294-1300
Famous Dave’s Reports Second Quarter Earnings of $0.23 per share
Announces Plan to Strategically Review Operational Performance
MINNEAPOLIS, July 30, 2008 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $38.8 million and $2.3 million, respectively, or $0.23 per diluted share, for its fiscal second quarter ending June 29, 2008. Revenue for the quarter increased 15.6 percent over the comparable period in 2007.
Same store sales for the company’s restaurants open for 24 months or more increased 1.7 percent during the quarter, while same store sales for its franchise-operated restaurants declined 1.4 percent. Franchise royalty revenue for the quarter totaled $4.7 million, up 12.8 percent over the comparable period in 2007.
Sales growth in the second quarter for company-owned restaurants was driven by an increase in dine-in sales and weighted average price increases of 3.8 percent, including a 1.6 percent increase that went into effect June 1, 2008.
For the six months ended June 29, 2008 revenue and net income were $72.5 million and $3.1 million, respectively, or $0.32 per diluted share.
Same store sales for the company’s restaurants open for 24 months or more increased 2.3 percent on a year-to-date basis, while same store sales for its franchise-operated restaurants declined 1.9 percent.
“Our operations team delivered a solid quarter, but the business climate remains challenging and we expect that we’ll face increasing sales and cost pressures through the remainder of the year,” said Wilson L. Craft, president and CEO of Famous Dave’s. “We’re pleased with the positive same store sales increases in our company-owned restaurants, and while still in negative territory, this quarter’s franchise comparable sales results reflect another sequential improvement for our franchise system.”
Results from franchise-operated restaurants continue to be affected by adverse economic conditions in several areas of the country hard-hit by the widening effects of the housing and credit crisis and more recently, rapidly increasing fuel prices.
“We had some strong pockets within our franchise restaurants,” Craft said. “Approximately 45 percent of the 85 franchise restaurants in the comparable sales base reported positive comparable sales this past quarter of almost 4 percent. We’ve put in place a number of initiatives to help boost system-wide performance and hope to make further progress in coming quarters.”

Earnings for the second quarter on a year-over-year basis reflect the opening of five new company-owned restaurants since September 2007. These sales gains were partially offset by increased food and utility costs, a shift in the timing of advertising as well as an increase in the number of markets in which we advertised.
The company’s 2008 second quarter also reflected the following:
•	Approximately $90,000 of net expense related to the write-off of a franchisee’s accounts receivable balance, deemed uncollectable, as well as an adjustment to the general franchise accounts receivable reserve, in accordance with our policy, reflected in general and administrative expenses.

•	An increase in depreciation and amortization year-over-year, of approximately $138,000 reflecting capital invested in the five most-recently opened restaurants, in addition to the result of the fourth quarter fiscal 2007 reclassification of assets previously held for sale to assets held and used.

•	A year-over-year increase in interest expense primarily attributable to a higher average balance on the company’s revolver.

•	A year-over-year decrease of approximately $194,000 in general and administrative expenses related to lower stock-based compensation expense partially offset by higher professional services fees.
Earnings results for the second quarter of 2008 included approximately $317,000 or $0.02 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, as compared to approximately $500,000 or $0.03 per diluted share, for the prior year comparable period. Stock-based compensation expense for the six months ended June 29, 2008 was approximately $597,000 compared to approximately $1.0 million for the prior year comparable period.
Development and marketing highlights during the quarter included a highly successful “limited time offer” promotion re-launching the “USA BBQ Tour,” which included a combination of ribs, brisket and chopped pork. This year’s BBQ tour was paired with Famous Dave’s strawberry shortcake, an addition that boosted sales of this promotional item over last year’s results. For the second quarter of 2008, catering sales were down year-over-year. The system-wide marketing effort to promote catering during the graduation season had a favorable impact on catering sales however, due to the difficult economy, the company has realized a decline in commercial catering events.
“In light of the difficult operating environment faced by the entire casual dining industry, I’m proud of the results achieved by the Famous Dave’s operating team,” Craft said. “We also recognize that these conditions present significant opportunities for the best-performing restaurant concepts to gain market share and improve operating efficiencies, and we fully intend to capitalize on that.”
At the same time, the company is looking closely at its company-owned restaurant base and evaluating the long-term prospects of those restaurants that have not been meeting sales, profitability and cash flow goals.  Given the pressures on food costs and other economic conditions, this process may lead to a decision to impair the assets of some under-performing restaurants, resulting in non-cash charges typically associated with such decisions. In addition, as a result of a new company-owned restaurant expected to open in the Chicago market this fall that is in close proximity to an existing legacy restaurant, we are evaluating the possible closure of this restaurant in the third quarter of fiscal 2008, and may incur non-cash charges associated with this decision. Famous Dave’s anticipates that the evaluation process on our company-owned restaurants will be completed by the end of the third quarter, with any non-cash charges reflected in the third and possibly the fourth quarter of the current fiscal year.
During the second quarter of fiscal 2008, the company opened four franchise-operated restaurants, and two franchise-operated restaurants closed. Famous Dave’s ended the quarter with 170 restaurants, including 45 company-owned restaurants and 125 franchise-operated restaurants, located in 34 states.
Subsequent to quarter end, the Company acquired three franchise restaurants in the Atlanta market from a franchisee in exchange for amounts owed.
Outlook
Famous Dave’s is updating its guidance regarding system growth and anticipates opening approximately 20 restaurants in 2008 including four company-owned locations. In addition, the company will expand its geographic reach with franchise restaurants opening in three new states: Delaware, Idaho and Oregon.
The company currently has signed development agreements for 112 units. “We are actively working with many of our franchise partners regarding their development,” said Craft. “The decision by many developers to slow down their growth has resulted in delays in development timelines as well as challenges in identifying quality real estate. Accordingly, we have agreed to adjust the timing and number of restaurants required by some of the development schedules.” “Our willingness to adjust these schedules, particularly during this economy, puts less pressure on our partners to simply get a restaurant open and helps ensure that we get the right restaurant opened.” Craft said. “Lastly, we are taking a hard look at the franchise partnership group, and in some cases have been exercising our right to take back territory. Our ultimate goal is to work with our partners to build a sustainable franchise system for the long term.”
In addition, we are reiterating our outlook on food costs. The 1.6 percent price increase put into effect June 1 will help mitigate, but will not completely offset higher food prices. In response, the company is considering taking a price increase earlier than normal, in October, in the 2 percent range, to help alleviate further cost pressures. The company has contracted pork and brisket through year-end, and its chicken contract through September 2008. Based on current information, the company is anticipating an increase of approximately 5 percent in chicken prices upon renewal.

Conference Call
The company will host a conference call tomorrow, July 31, 2008, at 10:00 a.m. Central Time to discuss its second quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 48 locations and franchises 123 additional units in 34 states and has signed development agreements for an additional 112 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Revenue:
Restaurant sales, net	$33,565	$28,726	$62,812	$53,667
Franchise royalty revenue	4,661	4,132	8,828	7,781
Franchise fee revenue	232	241	347	556
Licensing and other revenue	316	436	502	534

Total revenue	38,774	33,535	72,489	62,538

Costs and expenses:
Food and beverage costs	10,292	8,661	19,231	16,272
Labor and benefits costs	9,728	8,323	18,910	15,803
Operating expenses	9,172	7,261	16,665	13,454
Depreciation and amortization	1,268	1,130	2,729	2,285
General and administrative expenses	4,380	4,573	9,033	8,696
Pre-opening expenses	49	36	303	42
Loss on disposal of property	12	82	6	100

Total costs and expenses	34,901	30,066	66,877	56,652

Income from operations	3,873	3,469	5,612	5,886

Other expense:
Loss on early extinguishment of debt	—	—	—	(12)
Interest expense	(463)	(350)	(974)	(713)
Interest income	41	77	99	153
Other (expense) income, net	(29)	38	(30)	42

Total other expense	(451)	(235)	(905)	(530)

Income before income taxes	3,422	3,234	4,707	5,356

Income tax expense	(1,150)	(1,095)	(1,600)	(1,815)

Net income	$2,272	$2,139	$3,107	$3,541

Basic net income per common share	$0.24	$0.21	$0.32	$0.35

Diluted net income per common share	$0.23	$0.21	$0.32	$0.34

Weighted average common shares outstanding – basic	9,633,000	10,068,000	9,622,000	10,099,000

Weighted average common shares outstanding – diluted	9,795,000	10,431,000	9,784,000	10,459,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Food and beverage costs (1)	30.7%	30.2%	30.6%	30.3%
Labor and benefits costs (1)	29.0%	29.0%	30.1%	29.4%
Operating expenses (1)	27.4%	25.3%	26.5%	25.0%
Depreciation & amortization (restaurant level) (1)	3.4%	3.5%	4.0%	3.8%
Depreciation & amortization (corporate level) (2)	0.3%	0.4%	0.3%	0.4%
General and administrative expenses (2)	11.3%	13.6%	12.5%	13.9%
Pre-opening expenses and loss on disposal of property (1)	0.1%	0.4%	0.5%	0.3%

Total restaurant costs and expenses (1)	90.6%	88.3%	91.7%	88.9%
Income from operations (2)	10.0%	10.3%	7.7%	9.4%

(1) As a percentage of restaurant sales, net
(2) As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 29,	December 30,
	2008	2007
ASSETS
Current assets	$11,838	$14,255
Property, equipment and leasehold improvements, net	57,737	57,243
Other assets	2,467	2,444

Total assets	$72,042	$73,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$22,796	$28,085
Long-term obligations	15,474	15,457
Shareholders’ equity	33,772	30,400

Total liabilities and shareholders’ equity	$72,042	$73,942

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	June 28,	July 1,	June 28,	July 1,
	2008	2007	2008	2007
Total weighted average weekly net sales (AWS):
Company-Owned	$57,259	$54,316	$53,903	$50,533
Franchise-Operated	$61,339	$60,739	$58,537	$58,421

AWS 2005 and Post 2005: (1)
Company-Owned	$73,117	$73,464	$70,658	$71,328
Franchise-Operated	$69,101	$70,166	$66,268	$68,332

AWS Pre 2005: (1)
Company-Owned	$53,295	$52,219	$49,822	$48,271
Franchise-Operated	$52,180	$52,388	$49,578	$50,110

Operating Weeks:
Company-Owned	585	527	1,164	1,060
Franchise-Operated	1,587	1,386	3,126	2,712

24 month comparable net sales:
Company-Owned	1.7%	3.5%	2.3%	1.5%
Franchise-Operated	(1.4%)	(3.3%)	(1.9%)	(2.9%)

18 month comparable net sales:
Company-Owned	1.1%	3.5%	2.1%	1.5%
Franchise-Operated	(1.9%)	(3.4%)	(3.2%)	(4.5%)

Total number of restaurants:
Company-Owned	45	40	45	40
Franchise-Operated	125	112	125	112

Total	170	152	170	152

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.